Exhibit 107
Calculation of Filing Fee Tables
Form
F-3
(Form Type)
Banco Bilbao Vizcaya Argentaria, S.A.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary Shares (1)	456(b) and 457(r) (2)	(3)	(3)	(3)	(2)	(2)

	Other	Rights to Subscribe for Ordinary Shares	456(b) and 457(r) (2)	(3)	(3)	(3)	(2)	(2)

	Debt	Senior Preferred Debt Securities	456(b) and 457(r) (2)	(3)	(3)	(3)	(2)	(2)

	Debt	Senior Non-Preferred Debt Securities	456(b) and 457(r) (2)	(3)	(3)	(3)	(2)	(2)

	Debt	Subordinated Debt Securities	456(b) and 457(r) (2)	(3)	(3)	(3)	(2)	(2)

	Debt Convertible into Equity	Contingent Convertible Preferred Securities	456(b) and 457(r) (2)	(3)	(3)	(3)	(2)	(2)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$0(2)

(1)
The Ordinary Shares are being registered in connection with issuances from time to time of Ordinary Shares either independently of or following the conversion of Contingent Convertible Preferred Securities. American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate Registration Statement on Form
F-6
(File
No. 333-142862).

(2)
In accordance with Rules 456(b) and 457(r) under the U.S. Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee in connection with the securities registered hereby. Registration fees will be paid subsequently on a pay-as-you-go
basis. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.

(3)
Omitted pursuant to General Instruction I.C to Form
F-3.
An unspecified initial offering price, aggregate number of, principal amount of or liquidation preference of, as applicable, the securities of each identified class is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.